Exhibit 21.1

SUBSIDIARIES

Perfect Dream Limited, a corporation established under the laws of the British Virgin Islands

Goldenway Nanjing Garments Co., Ltd, a wholly foreign-owned limited liability company formed under the laws of the People's Republic of China

Nanjing Catch-Luck Garments Co., Ltd., a wholly foreign-owned limited liability company formed under the laws of the People’s Republic of China

Nanjing New-Tailun Garments Co., Ltd., a wholly foreign-owned limited liability company formed under the laws of the People’s Republic of China

Shanghai La Go Go Fashion Company Limited, a limited liability company formed under the laws of the People’s Republic of China

Ever-Glory International Group Apparel Inc. a limited liability company formed under the laws of the People’s Republic of China

Ever-Glory International Group (HK) Ltd. a limited liability company formed under the laws of Samoa